As filed with the Securities and Exchange Commission on November 7, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NATIONAL INTERSTATE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	34-1607394
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

3250 Interstate Drive Richfield, Ohio	44286-9000
(Address of Principal Executive Offices)	(Zip Code)

NATIONAL INTERSTATE CORPORATION LONG TERM INCENTIVE PLAN

(Full title of the plan)

Arthur J. Gonzales

Vice President, General Counsel and Secretary

3250 Interstate Drive

Richfield, Ohio 44286-9000

(Name and address of agent for service)

(330) 659-8900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Shares, $0.01 par value per share	500,000 shares	$28.07	$14,035,000	$1,807.71

(1)	See Explanatory Note. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares, $0.01 par value per share (“Common Shares”), of National Interstate Corporation (the “Registrant”) that may become issuable under the National Interstate Corporation Long Term Incentive Plan, as amended through March 1, 2013 (the “LTIP”), by reason of any stock dividend, stock split, merger, consolidation or reorganization of or by the Registrant that results in an increase in the number of the outstanding Common Shares of the Registrant or Common Shares issuable pursuant to the LTIP.
(2)	The price is estimated in accordance with Rule 457(h)(1) and (c) under the Securities Act, solely for the purpose of calculating the registration fee. The registration fee is based on the average of the high and low sale prices of the Common Shares reported on NASDAQ on October 30, 2013, a date within five business days preceding the filing of this Registration Statement.
(3)	The Registrant previously paid registration fees in the amount of $2,636.26 on February 25, 2005 in connection with the registration of 1,338,800 Common Shares under the LTIP (Form S-8 File No. 333-122998). The registration fee in the table above is for the 500,000 additional Common Shares being registered herewith.

EXPLANATORY NOTE

The Registrant previously registered 1,338,800 Common Shares issuable under the LTIP on February 25, 2005 (Form S-8 File No. 333-122998). This Registration Statement is being filed solely to register 500,000 additional Common Shares approved by the Registrant’s shareholders on May 2, 2013, all of which may be issued pursuant to the LTIP. Pursuant to Instruction E to Form S-8, the information contained in the Registrant’s Registration Statement No 333-122998 is hereby incorporated by reference into this Registration Statement, except as set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been sent or given to employees, officers and directors of the Registrant and its subsidiaries who participate in the LTIP as required by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Registrant has filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

•	The Registrant’s annual report on Form 10-K for the year ended December 31, 2012;

•	The Registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013;

•	The Registrant’s current reports on Form 8-K filed with the Commission on February 15, 2013, February 19, 2013, February 25, 2013, May 8, 2013, and August 6, 2013; and

•	The description of the Common Shares contained in the Registrant’s Registration Statement of Form 8-A filed on January 24, 2005, including any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment, which indicates that all of the securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Ohio. Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees and agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard to the corporation’s best interests.

Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

Our Code of Regulations provides that we will indemnify any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by us or in our right) by reason of the fact that he or she is or was our Director or officer, or is or was serving at our request as a director, officer, employee, agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, our Code of Regulations provides that we shall indemnify any person made or threatened to be made a party to any threatened, pending or completed action or suit by us or in our right to procure a judgment in our favor by reason of the fact that he or she is or was our Director or officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests except that no indemnification shall be made if it is proved by clear and convincing evidence that such person’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to us or undertaken with reckless disregard for our best interests; and no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to us unless and only to the extent that the court of common pleas or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

American Financial Group, Inc., the indirect beneficial owner of a majority of our outstanding Common Shares, maintains, at American Financial Group, Inc.’s expense, Directors and Officers Liability Insurance. The Directors and Officers liability portion of such policy covers all directors and officers of American Financial Group, Inc. and of the companies, including us, that are, directly or indirectly, more than 50% owned by American Financial Group, Inc. The policy provides for payment on behalf of the directors and officers, up to the policy limits and after expenditure of a specified deductible, of all Loss (as defined) from claims made against them during the policy period for defined wrongful acts, which include errors, misstatements or misleading statements, acts or omissions and neglect or breach of duty by directors and officers in the discharge of their individual or collective duties as such. The insurance includes the cost of investigations and defenses, appeals and bonds and settlements and judgments, but not fines or penalties imposed by law. The policy contains various exclusions and reporting requirements.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

A list of exhibits filed with this Registration Statement is contained in the Exhibit Index and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Richfield, State of Ohio, on November 7, 2013.

NATIONAL INTERSTATE CORPORATION

By:	/s/ DAVID W. MICHELSON
Name:	David W. Michelson
Title:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID W. MICHELSON*	Director, President and Chief Executive Officer (Principal Executive Officer)	October 31, 2013
David W. Michelson

/s/ JULIE A. MCGRAW*	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 31, 2013
Julie A. McGraw

/s/ JOSEPH E. (JEFF) CONSOLINO*	Chairman of the Board	October 31, 2013
Joseph E. (Jeff) Consolino

/s/ GARY J. GRUBER*	Director	October 31, 2013
Gary J. Gruber

/s/ KEITH A. JENSEN*	Director	October 31, 2013
Keith A. Jensen

/s/ DONALD D. LARSON*	Director	October 31, 2013
Donald D. Larson

/s/ VITO C. PERAINO*	Director	October 31, 2013
Vito C. Peraino

/s/ JOEL SCHIAVONE*	Director	October 31, 2013
Joel Schiavone

/s/ DONALD W. SCHWEGMAN*	Director	October 31, 2013
Donald W. Schwegman

/s/ ALAN R. SPACHMAN*	Director	October 31, 2013
Alan R. Spachman

/s/ MICHAEL A. SPACHMAN*	Director	October 31, 2013
Michael A. Spachman

*	This Registration Statement has been signed on behalf of the officers and directors named above by Arthur J. Gonzales, as attorney-in-fact, pursuant to a Power of Attorney filed as Exhibit 24.1 to this Registration Statement.

November 7, 2013

By:	/s/ ARTHUR J. GONZALES
Arthur J. Gonzales
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation (1)

4.2	Amended and Restated Code of Regulations (1)

4.3	Registration Rights Agreement, effective February 2, 2005, among the Registrant, Alan Spachman and Great American Insurance Company (1)

4.4	National Interstate Corporation Long Term Incentive Plan (2)

5.1	Legal Opinion of Thompson Hine LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Thompson Hine LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney

(1)	Incorporated by reference to Exhibits 3.1, 3.2 and 10.4, respectively, to the Registrant’s Registration Statement on Form S1/A (Registration No. 333-119270) filed with the Commission on November 12, 2004.
(2)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed with the Commission on May 8, 2013.